Exhibit 4.1

SL GREEN REALTY CORP.

SL GREEN OPERATING PARTNERSHIP, L.P.

as Co-Obligors

RECKSON OPERATING PARTNERSHIP, L.P.

as Released Issuer

and

THE BANK OF NEW YORK MELLON,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 28, 2018

to Indenture Dated as of March 16, 2010

FIRST SUPPLEMENTAL INDENTURE, dated as of December 28, 2018 (this “First Supplemental Indenture”), among RECKSON OPERATING PARTNERSHIP, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware, having its principal executive office located at 420 Lexington Avenue, New York, New York 10170 (hereinafter called “Former Issuer”), SL GREEN REALTY CORP., a corporation duly organized and existing under the laws of the State of Maryland (hereinafter called “SL Green”), SL GREEN OPERATING PARTNERSHIP, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (hereinafter called “SL Green OP” and, together with SL Green, the “Co-Obligors”), each having its principal executive office located at 420 Lexington Avenue, New York, New York 10170, and The Bank of New York Mellon (hereinafter called the “Trustee”), having its Corporate Trust Office located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, supplementing the Indenture, dated as of March 16, 2010, among the Former Issuer, the Co-Obligors and the Trustee (the “Existing Indenture,” together with this First Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Former Issuer and the Co-Obligors previously issued the 7.75% Senior Notes due 2020 (the “Notes”) and the Notes constitute the only series of securities outstanding under the Indenture;

WHEREAS, pursuant to Section 803 of the Existing Indenture, SL Green OP desires to directly assume the due and punctual payment of the principal of, any premium and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Former Issuer to be performed or observed, and to release the Former Issuer from all of the obligations and covenants with respect to the Notes;

WHEREAS, Section 909(9) of the Existing Indenture provides that, when authorized by or pursuant to a Board Resolution, the Former Issuer, the Co-Obligors and the Trustee (without the consent of the Holders of the Notes) may at any time and from time to time enter into one or more indentures supplemental thereto, to effect the assumption by a Co-Obligor pursuant to the Indenture;

WHEREAS, all things necessary to make this First Supplemental Indenture a valid and legally binding agreement of the Former Issuer and the Co-Obligors, in accordance with its terms, have been done.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That, in consideration of the premises and the agreements herein, for the equal and proportionate benefit of all of the present and future Holders of the Notes, each party agrees and covenants as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions of Terms.  All capitalized terms contained in this First Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Existing Indenture.  In the event of any inconsistency between the Existing Indenture and this First Supplemental Indenture, this First Supplemental Indenture shall govern.

ARTICLE II

ASSUMPTION AND RELEASE

Section 2.1            Assumption of Obligations.  Pursuant to Section 803 of the Existing Indenture, SL Green OP directly assumes the due and punctual payment of the principal of, any premium and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Former Issuer to be performed or observed, and  shall succeed to, and is substituted for and may exercise every right and power of, the Former Issuer under the Notes and the Indenture with the same effect as if SL Green OP had been the issuer of the Notes.

Section 2.2            Release of Former Issuer.  Pursuant to Section 803 of the Existing Indenture, due to the assumption of obligations set forth in Section 2.1 hereof, all of the Former Issuer’s obligations under the Indenture and the Notes shall hereby cease, and the Former Issuer shall hereby be released from all obligations and covenants under the Indenture and the Notes.

ARTICLE III

MISCELLANEOUS

Section 3.1            Responsibility for Recitals, Etc.  The recitals herein shall be taken as the statements of the Co-Obligors and the Former Issuer, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.2            Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York.

Section 3.3            Indenture Remains in Full Force and Effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes to the extent not inconsistent with the terms and provisions of this First Supplemental Indenture, shall remain in full force and effect. All of the provisions contained in the Indenture in respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.4            Headings. The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.

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Section 3.5            Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

RECKSON OPERATING PARTNERSHIP, L.P.

By:	Wyoming Acquisition GP LLC,
its general partner

By:	/s/ Matthew J. DiLiberto
Name: Matthew J. DiLiberto
Title: Treasurer

SL GREEN REALTY CORP.

By:	/s/ Matthew J. DiLiberto
Name: Matthew J. DiLiberto
Title: Chief Financial Officer

SL GREEN OPERATING PARTNERSHIP, L.P.

By:	SL Green Realty Corp.,
its general partner

By:	/s/ Matthew J. DiLiberto
Name: Matthew J. DiLiberto
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President